EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 8, 2004 on the consolidated financial statements of NorthWest Indiana Bancorp included in the Annual Report on Form 10-K of NorthWest Indiana Bancorp for the year ended December 31, 2003.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois
May 17, 2004